Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2017 First Quarter Conference Call Script

Call date: Tuesday, May 9, 2017

Call time: 10:00 a.m. Mountain Time

Executives

Jay Pfeiffer – Investor Relations

John Saunders – Chairman and Chief Executive Officer

Analysts

Ian Cassel – MicroCap Club

Terry Thompson – Private Investor

Operator

Greetings and welcome to the Where Food Comes From First Quarter 2017 Earnings Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]

As a reminder, this conference is being recorded.

I would now like to turn the conference over to Jay Pfeiffer, Investor Relations. Thank you Mr. Pfeiffer. You may now begin.

Jay Pfeiffer

Good morning and welcome to the Where Food Comes From 2017 first quarter earnings call. During the course of this call, we’ll be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward-looking statements.

Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the company.

Today we’ll also be discussing EBITDA and adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with Generally Accepted Accounting Principles. We use and we believe investors benefit from presentation of EBITDA and adjusted EBITDA in evaluating our operating performance because it provides us and our investor with an additional tool to compare our operating performance on a consisting basis by removing the impact of certain items that management believes do not directly reflect our core operations. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectation, more new customer wins.

I’ll now turn the call over to John Saunders, Chairman and Chief Executive Officer. John?

John Saunders

Good morning, everyone and thanks for joining us again today.

I’ll start by touching on a few first quarter financial highlights. First of all revenue increased 26% to $3.1 million from $2.4 million. This was a combination of organic and acquisitive growth. On the organic side we had growth in all of our business units. And you’ll notice we had two new revenue lines on the phase of our income statement to show new revenue streams from our SureHarvest acquisition.

GAAP net income was up 32% year-over-year. And this was in spite of some additional costs incurred following the SureHarvest acquisition in late December. Adjusted EBITDA increased 61% year-over-year, cash flows from operations increased 8% year-over-year and we maintained a solid cash and cash equivalents and short-term investments balance of $4.0 million range and we remain debt free.

The tailwinds that contributed to our continued growth in the first quarter show no sings of dissipating. To the contrary you don’t have to look too far to see near coverage of accelerating trends around verification of all kinds of standards in consumers growing interest and sustainability.

With our growing family of operating units and the ever increasing number of services we are now involved in virtually all aspects of one of the biggest consumer trends around food that has ever existed.

So today I want to give shot out teams at IMI Global, Sterling Solutions and Validus, who are growing their businesses around source certification, animal welfare and sustainability. The ICS team that continues to win new customers for organic, gluten free, and non-GMO project and our newest member of the family, SureHarvest, which is setting the standard for sustainability in farming MIS and high value speciality crops and which has integrated very nice into the work and comes from team over the past four months.

These individual business units have come together to form naturally unique business enterprise that covers virtually all food groups and has the potential to grow and grow profitably on the strength of increasing consumer demands and know more about Where Food Comes From. And by the way we are not stopping here. We continue to evaluate additional acquisition candidates that share passion for excellence and want to be a part of the much larger vision.

As you probably know one of the fastest growing verification standards going today is non-GMO project. Over the last few months we’ve been in a couple of new – excuse me customer announcements that illustrate the range in non-GMO opportunities that are available out there. The first was in March when we announced our selection by Country Natural Beef as non-GMO project technical, administrative for their new Oregon Country Beef farm. Country Natural Beef is a cooperative about 100 family ranches raising up to 100,000 head of cow annually at any particular time.

Their products are sold in retailers and restaurants nation-wide and Where Food Comes From always conducts audits for co-op members where standards of such a Source and Age, Non-Hormone Treated Cattle, Verified Natural Beef and the Global Animal Partnership 5-Step Animal Welfare Rating. The addition of non-GMO standard to this lineup gives us further opportunities to bundle audits and save the customer time and money.

Also in April we announced another interesting non-GMO customer win in the form of a global dairy powerhouse Fonterra. Basically Fonterra is a dairy nutrition cooperative owned by 10,500 farming families that together form the world’s largest milk processing company. Their NZMP Dairy Ingredients are sold in more than 130 countries and can be found at the heart of some of the world’s most famous food and nutrition brands. We are supporting NZMP’s North American launch of its non-GMO diary ingredients. Our IPS team is handling the work in New Zealand on this project.

Switching gears now I want to update you on China’s impending decisions to reopen its market to U.S. beacon pork. Markets that have been closed since the 2003 BSV outbreak. What we now know now at this point in time is expected to begin accepting U.S. beef sometime this year with requirements around source verification still to be finalized. We anticipate thousands of U.S. beef producers would then take the steps necessary to follow-up by their for export, needless to say, this would have quite an impact on our IMI Global unit which is currently evaluating what level of resources would be required to meet the increased demand. We had no trouble meeting similar demands for the Japanese market in years or administering their restrictions.

You might recall when that happened back in 2013 we lost current outsourcing certification business and it was one of our slower growth years. Now it seems we’re coming full circle and potentially in line for site and source verification revenue, if and when China comes to pass. Of course, higher source verification volumes would translate into increased sales for our higher margin RFID tags.

China is the world’s second largest and the fastest growing consumer of meat. They import [indiscernible] from Brazil, Uruguay, Australia, New Zealand and Argentina respectively. There’s no question, however, that Chinese consumers will be eager to consume American beef again. Right now we view about $4 million in annual revenue on services related to beef. We think that could double overtime once we presume exports to China.

In preparation for this we have been communicating with our beef producer and [indiscernible] customers about anticipated requirements and our commitment to meeting their needs for timely verification services. In this regard, we are addressing our own staffing requirements to ensure we have enough feet on the ground to meet the need. But keep in mind once the source certification program is put in place a high percentage of the audits are outside the [indiscernible], which are easier to perform and generate a higher margins than on site audits.

And while we are on this subject we still have Animal Disease Traceability or ADT moving in through the background. Remember this program is expected to impact at 800,000 cattle producers who don’t currently conduct traceability audits. We’ve got our work spread out cost by IMI Global subject to past, which has geared me into reminding me of another first quarter highlight, the presentation time my global of 2017 National Beef Quality Assurance Marketer Award at the 2017 Annual Cattle Convention and National Cattlemen’s Beef Association Trade Show in Nashville.

With that I’ll open the call for questions. Operator?

Question-and-Answer Session

Operator

Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] One moment please while pole for questions. [Operator Instructions] Thank you. Our first question is from Ian Cassel of MicroCap Club. Please go ahead.

Ian Cassel

Hi morning John. My question is really to SureHarvest and you mentioned the low-hanging fruit there I know you were intended with acquiring that business is the ability to perhaps bundle non-GMO with their current 2,200 customers. And I’m just wondering how that process is going?

John Saunders

Hi, Ian. Thanks for the question. Yeah that that process has been going pretty much before we closed the transaction. So we looked at their customers from a vineyard, on-grain and other crops that that they’re working with. So, yeah, we see great opportunities for continue to bundle those services. And there are some unique auditing opportunities based on the standards that they’re growing customers are already using. So we’re pretty excited about how that’s going to start to materialize over the next couple of quarters.

Ian Cassel

And I guess maybe a follow up question with SureHarvest. I mean they seem to be sort of in the [indiscernible] with the sustainability trend and we see how volumes coming down almost daily on that? How do you kind of envision seeing SureHarvest grow into the future and really being able to monetize on that?

John Saunders

Well, we reach on opportunity initially for SureHarvest to address some of the needs that we’re seeing in our work traditional industries that we work in and that’s being beef and pork and dairy industries. So, sustainability is something that’s probably at least five or ten years behind some of the customer groups that SureHarvest works with. So we’re looking at expanding SureHarvest’s footprint into those industries that we already work in. And there are some really great opportunities for us because it is such a topic of mine and half topic for those producers and associations that represent the producers that we traditionally work in.

Ian Cassel

Okay. And so when you look at the platform that they have, is it really the ability to – for them and yourselves to almost benchmark across several different product categories? What sustainability really means to – to either the retailer or consumer? Is that really the end goal?

John Saunders

Yes, the tools that they have built are so customizable and so flexible that we believe it gives us a great platform to introduce the terms of that sustainability and being able to benchmark producers against the standard utility in very flexible way. So, yes.

Ian Cassel

Okay, all right. Thank you.

John Saunders

Thank you.

Operator

Thank you. The next question is from Terry Thompson, a Private Investor. Please go ahead.

Terry Thompson

Hello, John. Congratulations on your another stellar quarter. Two questions on two different subjects, one on the China importing. Do you expect that to facing slowly or do you expect it will be a flood gate once it starts?

John Saunders

That’s a good question. When we initially introduced the verification tools into the Japanese market, it was – I would describe it as a controlled explosion. So we did have a rapid uptake of producers. Over time that grew, but I think what we would see with China is the media probably 50% of the market would initially move to become compliant and then over time we would see a more steady progression of producers that come onboard. So I think there is no question with an announcement specific to China and what some of the premiums associated with that market. We would see a definite immediate growth.

Terry Thompson

Wow, that’s great, great. And then on your recent acquisition, how important was there software aspect of their business in your decision to acquire to them?

John Saunders

Extremely, as we have talked about both in the press release and I mentioned on our last conference call, so we have software as a service and the revenue associated with more of a consulting service based on information regarding the sustainability of an overall industry is something that we have seen as an very obvious compliment to our verification and traceability services. So as we have seen sustainability continue to become more top of mind for consumers, we think that that the tools and the services that SureHarvest built, it overlapped decade plus time will be extremely valuable for existing industry that we work in.

Terry Thompson

Yeah, I admit. A little research I did on that. It sounded like quite an impressive package that they put together and I had a little bit of time to research at. So I am just curious about it. Again, congratulations and I look forward to seeing everybody next week in Denver and keep onward and upward. Thank you sir.

John Saunders

Thanks, Terry. And I will just follow up a little bit with the SureHarvest team. I think the time that I spent researching their company, their customer relationships and the individuals that work at SureHarvest. There are literally hundreds of years of experience in sustainability and addressing those issues from measurable standpoint and something that’s quantifiable. So I really believe that that SureHarvest and the team that they have assembled there will be critically important for production agriculture moving into the next ten to 20 years and really understanding what it means to be sustainable. And probably what sustainability really even means, so it’s very, very claim.

Terry Thompson

Good, thank you, sir and see you next week.

John Saunders

All right, Terry. Thanks.

Operator

Thank you. [Operator Instructions] Okay, we have no further questions in the queue at this time. I would like to turn the conference back over to Mr. Saunders for closing remarks.

John Saunders

So I would like to – just a few things I would like to remind everybody that next week May 16 at 10 p.m. is our Annual Shareholder Meeting here in Denver. I would like to invite everybody to come. Again, this is a very exciting time for Where Food Comes From and both with our recent SureHarvest acquisition with a lot of other things that I have mentioned that are going on. So should be very interesting meeting, I would like to have many of those that you’d be interested and being there and make sure that you come. And thank you all very much and we look forward to seeing you next week and have a great day.

Operator

Thank you. ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.